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                                                                    EXHIBIT 11.1


                        LATTICE SEMICONDUCTOR CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)

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                                             Three Months Ended
                                        -----------------------------
                                        July 1, 1995     July 2, 1994
                                        ------------     ------------
                                                 (unaudited)
Net income . . . . . . . . . . . . . . . . $ 8,846        $ 5,999
                                           -------        -------
                                           -------        -------

Weighted average common stock and common stock equivalents:

      Common stock . . . . . . . . . . . .  19,031         18,448
      Options and warrants . . . . . . . .     780            554
                                           -------        -------

                                            19,811         19,002
                                           -------        -------
                                           -------        -------

Net income per share . . . . . . . . . . . $  0.45        $  0.32
                                           -------        -------
                                           -------        -------

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